Pricing Supplement No. 100  Dated
September 29, 1998 (To Prospectus
Supplement dated May 26, 1998
and Prospectus dated May 21, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement
No. 333-51961


J.P. Morgan & Co.
Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount: $100,000,000

CUSIP: 61687Y DG9

Trade Date:  September 29, 1998

Settlement Date:  October 2, 1998

Maturity Date:  October 4, 1999

If principal amount is other than U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 100%

Net Proceeds to Issuer: $100,000,000

Interest Rate (per annum): The simple unweighted average of the bond equivalent yield of the weekly auction average of the 3-month U.S. Treasury Bill rate as set forth on Telerate page 56 plus 80 basis points
(0.80%) reset weekly and paid quarterly and calculated on an actual/actual basis.


Interest Rate Basis:
 (  )  Commercial Paper Rate   (  )   Federal Funds Rate
 (  )  LIBOR (Reuters)         (X)    Treasury Rate
                                      Note (3-month
                                      Treasury Bill, as quoted on
                                      Telerate page 56)
 (  )  LIBOR (Telerate)        (  )   Other:
 (  )  Prime Rate

Interest Payment Date(s): January 4, April 4, July 4 and October 4, commencing January 4, 1999, and ending
October 4, 1999.

Record Date(s): (X) The fifteenth day (whether or not a Business Day) next preceding each Interest
Payment Date.
               (  )  Other

Initial Interest Rate Per Annum: In accordance with the Interest Rate above.

Interest Payment Period: (  )  Annual   (   )  Semi-Annual
(  ) Monthly  ( X )  Quarterly  (   ) Other:


Interest Reset Periods:
(  )  Daily    ( X )  Weekly   (  )  Monthly
(  )  Quarterly  (Actual/360)
(  )  Semi-annually; the third Wednesday of :
(  )  Annually; the third Wednesday of:

Interest Determination Dates: N/A

Interest Reset Date if other than stated in the Prospectus Supplement: N/A

Interest Calculation:
     (X)  Regular Floating Rate
    (  )  Inverse Floating Rate (Fixed Interest Rate:
                       ___%)
    (  )  Other Floating Rate (See attached)

Spread (plus/minus): plus 80 basis points

Spread Multiplier: N/A

Index Maturity: 3-months         Index Currency: N/A

Maximum Interest Rate:  N/A      Minimum Interest Rate: 0.00%

Calculation Date if other than stated in the Prospectus Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:   (  )  Actual/360
                         (Commercial Paper Rate Notes,
                         Federal Funds Rate
                         Notes, Prime Rate
                         Notes and LIBOR Notes)
                   (X )  Actual/Actual (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
         (  )  Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
( X )  The Notes may not be redeemed prior to
       stated maturity.
(   )  The Notes may be redeemed prior to stated maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage: N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A
Repayment Date Prices: N/A
Sinking Fund:  None

Extendible Note:   (  )  Yes     (X)  No

Amortization Schedule: N/A



Original Issue Discount: N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  U.S. Bank Trust
                              National Association
                        (  )  Morgan Guaranty Trust Company
                              of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT
WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED
TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.